EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Robert L. Rinderman, David C. Collins
Jaffoni & Collins
212-835-8500 / OSFG@jcir.com

             OVERSEAS FILMGROUP ARRANGES $47 MILLION IN NEW CAPITAL

         - $17 Million Equity Investment From New York Investor Group -

 - $30 Million Five-year Credit Facility Being Syndicated by Chase Securities -

Los Angeles, CA and New York, NY (May 5, 2000) - Worldwide independent film distributor Overseas Filmgroup, Inc. (OTC BB: OSFG, http:\\www.ofg.com) announced today that is has signed a definitive agreement with New York investor group, Rosemary Street Productions, LLC, under which Rosemary Street will make a $17 million equity investment in the Company. The Company also announced it has secured a commitment from Chase Securities, Inc. to arrange and syndicate a $30 million five-year, secured revolving credit facility. The Chase facility will primarily be utilized to refinance indebtedness under an existing credit facility; to finance the production and/or acquisition of theatrical, video and television motion pictures; for working capital; and for other general corporate purposes. The transactions are subject to customary closing conditions.

Rosemary Street Productions will own 59.5% of the outstanding voting shares of Overseas Filmgroup through an investment consisting of 5,097,413 shares of common stock and 904,971 shares of preferred stock (each preferred share is convertible into two shares of common stock). Rosemary Street will also receive warrants to purchase an additional 2,313,810 shares of common stock at a price of $3.40 per share. The Rosemary Street investment was facilitated by Wharton Capital, a New York based financial consulting and investment banking firm.

Christopher Cooney, President of Rosemary Street Productions, will be appointed Co-Chairman (sharing that role with Robert Little) and Chief Executive Officer of Overseas Filmgroup. As co- owner of EUE Screen Gems Ltd., one of the largest commercial production operations on the east coast, Mr. Cooney has overseen all of its operations, which include its highly successful television commercial division, the former DeLaurentiis Studios in Wilmington, North Carolina and studio facilities in New York City which are home to the long running daytime drama, "The Guiding Light." Jeffrey Cooney, Creative Director of Rosemary Street and an accomplished commercial director, will also join Overseas as Executive Vice President of Creative Affairs. Given the expertise of the Cooneys, Overseas plans to launch a new commercial production division.

Christopher Cooney, commented, "Jeff and I are very excited about the opportunities ahead. We see Overseas Filmgroup as the ideal platform for growth



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with its unmatched expertise in the international distribution arena. We are privileged to join forces with experienced industry professionals like Ellen and Robbie Little. Together, we intend to build on the existing library by creating and acquiring quality feature films, further expanding into new media including the Internet, and broadening the existing distribution infrastructure."

Current co-Chairmen Robbie and Ellen Little commented: "The equity infusion from Rosemary Street and the credit arrangement with Chase are great developments for Overseas Filmgroup and our shareholders. Over the past few months we have come to know and respect Chris and Jeff and believe that their investment and future management contributions will greatly enhance the Company's potential. Their addition to the senior management team will allow us to focus our efforts more fully on opportunities in the acquisition, development, sales and marketing side of the business."

William Lischak, who initiated and negotiated both the investment and the credit facility on behalf of the Company, will remain in his present dual role of Chief Operating Officer and Chief Financial Officer. Barry Minsky, of Wharton Capital, will join Christopher and Jeffrey Cooney on the new Board of Directors, which will be increased to nine members from seven with Rosemary Street naming five of the nine board members. Bannon Vorse & Co. represented Overseas Filmgroup in the transaction. Robbie Little, Bill Lischak, Steve Bannon and Scot Vorse will each remain as directors of the Company.

Overseas Filmgroup expanded its new media capabilities through an Internet distribution arrangement with broadcast.com in July 1999. The agreement included the acquisition of a 9% equity stake in Overseas by broadcast.com (now Yahoo!, Inc.). The Company is one of the few truly independent worldwide film distribution companies specializing in the acquisition, financing, packaging and distribution of independently produced feature films of all genre. Overseas Filmgroup films include Titus (directed by Julie Taymor and starring Anthony Hopkins and Jessica Lange); A Map of the World (starring Sigourney Weaver and Julianne Moore, and produced by Kathleen Kennedy and Frank Marshall), Waking Ned Devine (which grossed over $25 million in the U.S. box office ); Antonia's Line (Academy Award winner for Best Foreign Language Film of 1995); The Prophecy (starring Christopher Walken and achieving $17 million in U.S. box office); Guncrazy (directed by Tamra Davis, and starring Drew Barrymore); and The Secret of Roan Inish (released by First Look Pictures, the film was directed by John Sayles). The Company's First Look Pictures division specializes in the theatrical and video release of films in the U.S., and is focused on exploiting non-theatrical rights and new distribution opportunities.

This press release includes forward-looking statements that involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including, but not limited to, quarterly and annual fluctuations in results of operations, the unpredictability of audience acceptance of any particular motion pictures, the highly speculative and inherently risky and competitive nature of the motion picture industry, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 1999. As the motion picture business and the Company's operations are subject to numerous uncertainties, including, among other things in addition to the forgoing factors, the financing requirements of various film projects,





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competition from companies within the motion picture industry and in other entertainment media (many of which have significantly greater financial and other resources than the Company), and the release schedule of competing films, no assurance can be given that the Company's acquisition, production, financing and distribution goals and strategies (including as described herein) will be achieved. Actual results may differ materially from management expectations expressed in any forward-looking statements.

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